Exhibit 99.1

VIASPACE ANNOUNCES FOURTH QUARTER AND
YEAR-END FINANCIAL RESULTS

PASADENA, CA — March 30, 2007—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today financial results for the quarter and year ended December 31, 2006.

Revenue for the fourth quarter of 2006 was $292,000, as compared with $103,000 in the same quarter of 2005, an increase of $189,000. Gross profit for the fourth quarter of 2006 was $53,000 compared with $6,000 for the comparable quarter of 2005.

Operating expense for the fourth quarter of 2006 was $1,850,000 compared to $934,000 in the same quarter of 2005. Included in operating expenses for the fourth quarter of 2006 was $586,000 of stock compensation and warrant expense related to the Company’s January 1, 2006 adoption of Statement of Financial Accounting Standards No. 123®, “Share-Based Payments”. The comparable quarter for 2005 included $198,000 of stock compensation and warrant expense. Fourth quarter of 2006 operating expense consisted of $306,000 in research and development expense and $1,544,000 in selling, general and administrative expense. In the fourth quarter of 2005, there was $185,000 in research and development expense and $749,000 in selling, general and administrative expense.

Loss from operations for the fourth quarter of 2006 was $1,797,000 compared to $928,000 in the same quarter of 2005.

Other income/expense including minority interest in consolidated subsidiaries was a loss of $3,462,000 for the fourth quarter of 2006 compared to loss of $124,000 for the same period in 2005. The fourth quarter of 2006 included expense adjustments, net, of $3,421,000 representing adjustments related to the derivative nature of convertible debentures.

The convertible debenture transaction was restructured on March 8, 2007 whereby the existing convertible debentures were converted to common stock and additional cash proceeds of $910,800 were received. As a result of the restructuring, the Company expects to record an increase to stockholders’ equity of approximately $5,900,000 during the first quarter of 2007. See the Company’s Form 10-KSB filed on March 30, 2007 for more detailed information.

Net loss was $5,259,000 for the fourth quarter of 2006, compared to net loss of $1,052,000 for the same quarter of 2005. The Company’s loss per basic and fully diluted share was $.02 during the fourth quarter of 2006 and less than $0.01 in the fourth quarter of 2005.

Revenue for the year ended December 31, 2006 was $962,000, as compared with $432,000 in 2005, an increase of $530,000. Gross profit in 2006 was $196,000 compared with $77,000 for 2005.

Operating expense for 2006 was $6,415,000 compared to $2,408,000 in 2005. Included in operating expenses was $1,959,000 of stock compensation and warrant expense in 2006 compared with $280,000 in 2005. 2006 operating expense consisted of $1,020,000 in research and development expense and $5,395,000 in selling, general and administrative expense. In 2005, there was $630,000 in research and development expense and $1,778,000 in selling, general and administrative expense.

Loss from operations in 2006 was $6,219,000 compared to $2,331,000 in 2005.

Other income/expense including minority interest in consolidated subsidiaries was a loss of $3,382,000 for 2006 compared to income of $20,000 for the same period in 2005. The fourth quarter of 2006 included expense adjustments, net, of $3,421,000 representing adjustments related to the derivative nature of convertible debentures. The Company’s convertible debentures were restructured on March 8, 2007 as noted above.

Net loss was $9,601,000 in 2006, compared to a net loss of $2,311,000 in 2005. The Company’s loss per basic and fully diluted share was $0.03 for 2006 and $0.01 for 2005.

Commenting on fourth quarter and year-end results, Dr. Carl Kukkonen, Chief Executive Officer of VIASPACE Inc., said, “The fourth quarter and full year of 2006 marks increased revenue for VIASPACE primarily due to our subsidiary VIASPACE Security Inc. reporting revenues on its contract with L-3 Communications, Security and Detection Systems (L-3). This contract is to provide sensor data fusion software and VIASPACE Security’s SHINE inference engine technology for the Advanced Container Security Device (ACSD) project, under a contract awarded to L-3 by the US Department of Homeland Security. The ACSD project aims to develop the next generation of maritime cargo container security.

Dr. Kukkonen continued, “In addition, during 2006, our subsidiary Direct Methanol Fuel Cell Corporation (DMFCC) achieved milestones and recognized revenues related to the design, production and test of prototype fuel cell cartridges. Revenue was also generated from our subsidiary Ionfinity’s continuing fulfillment of US Navy, US Air Force and US Army contracts.”

Dr. Kukkonen added, “We also continue to invest in R&D for commercial products. We have also increased spending in sales and marketing expenses to improve customer awareness of our products.  It has been announced that direct methanol fuel cells are being developed for portable electronic applications by leading OEMs.  Industry sources are expecting these products to be in the marketplace in 2007/2008.”

Dr. Kukkonen concluded, “We believe that the restructuring of the convertible debenture into straight equity is favorable to the Company as it removes debt from our balance sheet and converts it to stockholders’ equity.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.